Deal Highlights


Lynette Yiadom-Boakye
(b. 1977)
View All (5)

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Initial Offering	$182,000
Painting	Curlew (2010)
Dimensions	22 x 16
Progress	88%

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Artist Overview

Artnet's "Most Bankable"

Yiadom-Boakye has recently ranked among Artnet's "most bankable" artist in the ultra-contemporary cohort (b. after 1974)

Ultra-Contemporary

	Artist	Life	Lots Sold	Lots Offered
1	Adrian Ghenie	b. 1977	11	13
2	Huang Yuxing	b. 1975	13	20
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

17% Total Return

In April 2024, we sold a smaller Yiadom-Boakye portrait that delivered 17% total net returns after 144 days held.

Offering Size	$411,000
Sold For	$500,000
Days Held	144
Profit from $10K Investment	$1,700 after all fees

Record Price Growth

36%

Lynette Yiadom-Boakye's market has seen significant growth in recent years, with a 36% Annual Record Price Growth Rate based on data from 2013 to 2025.



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Big Name Collectors

Lynette Yiadom-Boakye is collected by some of the biggest collectors in the art world.

Collectors

- François Pinault
- Alicia Keys & Swizz Beatz
- Fondation Louis Vuitton
- British Council Collectio...

Offering Details

Similar Sales Appreciation

22.5%

Each painting is unique, but similar works have seen an appreciation rate of 22.5% from 2014 to 2025.



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Investment Thesis

Important Disclosure

Who is Lynette Yiadom-Boakye? A 49-year-old British painter of Ghanaian heritage, best known for her portraits of imaginary subjects painted in muted colors, whose market has taken off in recent years.

Attractive Growth Rate: Similar paintings have appreciated at an annual rate of 22.5% between 2014 and 2025.

Consistent Market Growth: Yiadom-Boakye has seen seven straight years of turnover growth at auction, going from $1.7M in '18 to $10M in '24.

Attractive Record Price: Yiadom-Boakye's record price appreciation has grown 38% annually between 2013 and 2025, and currently stands at $3 million.

Previous Exit: In '24, Masterworks exited a smaller Yiadom-Boakye portrait, realizing a 17% total net return over a 144 day hold period. Past performance not indicative of future returns.

Artnet's "Most Bankable": Yiadom-Boakye was listed in Artnet's 2025 mid-year report as one of the "most bankable" ultra-contemporary artists (artists born after 1974) based on total auction turnover.

Museum Prestige: Yiadom-Boakye made history as the first Black British woman with a solo show at the Tate in 2022. She's also shown at prestigious institutions including the Guggenheim Bilbao, the Kunsthalle Basel, and the New Museum in New York.